Exhibit 99.1
Cavium Networks, Inc.
Summary of 2007 Executive Bonus Plan
     The 2007 Executive Bonus Plan (the “Plan”) was approved by the Compensation Committee of the Board of Directors of Cavium Networks, Inc. (the “Company”) on July 17, 2007.
I.     Purpose of the Plan:
          A. The Plan has been established by the Compensation Committee of the Company to attract, motivate, retain, and reward the Company’s chief executive officer and other executive officers for assisting the Company in achieving its financial performance goals.
          B. Under the terms of the Plan, cash bonuses, if any, will be awarded to executive officers based on the achievement of specified corporate financial goals. The corporate financial goals shall be determined at the discretion of the Compensation Committee.
II.     Determination of Cash Bonuses:
          A. The target bonus for each executive officer shall be established by the Compensation Committee.
          B. Bonuses may range from zero to 100% of the target bonus amount for each executive officer.
          C. The target bonus for each executive officer of the Company shall be based on the Company’s achievement of its financial goals as established by the Compensation Committee.
          D. The Company’s Board of Directors and Compensation Committee reserve the right to modify these goals and criteria at any time, to grant bonuses in excess of the maximum target amounts, or to grant bonuses to the participants even if the performance goals are not met.